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                                   EXHIBIT 8.1
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        OPINION OF THOMPSON HINE LLP WITH RESPECT TO FEDERAL TAX MATTERS
























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May 14, 2004

Key Bank USA, National Association
Key Consumer Receivables LLC
Key Tower
127 Public Square
Cleveland, Ohio  44114-1306

         Re: Key Bank USA, National Association Registration Statement and Key Consumer Receivables LLC Registration Statement each on Form S-3 (Nos. 333-114367 and 333-114367-01)
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Ladies and Gentlemen:

We have acted as special tax counsel for each of Key Bank USA, National Association (the "Seller") and Key Consumer Receivables LLC ("KCR"), in connection with the above-referenced Registration Statement (together with the exhibits and any amendments thereto, the "Registration Statement"), filed by the Seller and KCR as co-registrants with the Securities and Exchange Commission in connection with the registration by the Seller of Asset Backed Notes (the "Notes") and Asset Backed Certificates (the "Certificates") to be sold from time to time in one or more series in amounts to be determined at the time of sale and to be set forth in one or more Supplements (each, a "Prospectus Supplement") to the Prospectus (the "Prospectus") included in the Registration Statement.

We are familiar with the proceedings to date in connection with the proposed issuance and sale of the Notes and Certificates and in order to express our opinion hereinafter stated, (a) we have examined copies of the forms of (i) the Amended and Restated Trust Agreement, (ii) the Sale and Servicing Agreement,
(iii) the Indenture, (iv) the Administration Agreement and (v) the Notes and Certificates filed as exhibits to the Registration Statement (collectively the "Operative Documents") and (b) we have examined such other records and documents and such matters of law, and we have satisfied ourselves as to such matters of fact, as we have considered relevant for purposes of this opinion.

The opinions set forth in this letter concerning Federal income tax matters and ERISA matters are based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, current positions of the Internal Revenue Service (the "IRS") including those contained in published Revenue Rulings and Revenue Procedures, the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, Department of Labor ("DOL") Regulations promulgated thereunder, prohibited transaction exemptions granted by the DOL, and existing judicial decisions. This opinion is subject to the explanations and qualifications set forth under the captions "Income Tax Consequences" and "ERISA Considerations" in the Prospectus and the Prospectus Supplements which constitute a part of the Registration Statement.

Based on the foregoing and assuming that the Operative Documents are executed and delivered in substantially the form we have examined, we hereby confirm our opinion with respect to the Federal income tax characterization of the Certificates and of the Notes and the Federal income tax treatment of the issuance of such Certificates and Notes set forth under the caption "Income

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Tax Consequences" in the Prospectus and in each Prospectus Supplement. In our opinion, for Federal income tax purposes, the Notes will be characterized as debt, and the Trust will not be classified as a separate entity that is an association (or publicly traded partnership) taxable as a corporation. Moreover, we are of the opinion that the statements regarding federal income tax matters and ERISA matters set forth in the Prospectus and the Prospectus Supplements under the captions "Summary of Terms -- Tax Status," "Summary of Terms -- ERISA Considerations," "Income Tax Consequences" and "ERISA Considerations" are fair and accurate summaries of the material federal income tax and ERISA consequences of the issuance of, or the holding of, the Notes and the Certificates. There can be no assurance, however, that the legal conclusions presented therein will not be successfully challenged by the relevant administrative authorities, or significantly altered by new legislation, changes in administrative positions, or judicial decisions, any of which challenges, alterations, or changes may be applied retroactively with respect to completed transactions.

We note that the Prospectus does not relate to a specific transaction. Accordingly, the above-referenced description of federal income tax consequences and ERISA considerations may, under certain circumstances, require modification in the context of an actual transaction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus and the Prospectus Supplements under the captions "Income Tax Consequences" and "Legal Matters."

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP